UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2015

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12400 High Bluff Drive, Suite 650, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gail M. Farfel, Ph.D. as Executive Vice President and Chief Development Officer

On July 6, 2015, Zogenix, Inc. (“Zogenix” or the “Company”) announced the appointment of Gail M. Farfel, Ph.D. as Executive Vice President and Chief Development Officer, effective as of June 29, 2015.

Dr. Farfel has over 20 years of experience in leading drug development projects for multiple central nervous system indications, including epilepsy. From December 2012 to June 2015, she was Chief Clinical and Regulatory Officer of Marinus Pharmaceuticals, where she established and oversaw clinical, medical and regulatory strategies for adult and pediatric seizure disorders, including a pediatric epileptic orphan disease. From May 2008 until December 2012, Dr. Farfel served as President of G. Meredith Consulting LLC, a firm providing strategic consulting and support to biopharmaceutical and software development companies. Dr. Farfel was Vice President, Therapeutic Area and Head for Neuroscience Clinical Development and Medical Affairs at Novartis Pharmaceuticals Corporation from March 2006 through April 2008, in which capacity she oversaw a portfolio of products including Gilenya® for multiple sclerosis, Exelon® and the Exelon® Patch for Alzheimer’s disease and Parkinson’s disease, and the antidepressant, agomelatine. From November 1996 to February 2006, Dr. Farfel held a variety of leadership positions in Clinical Development and Global Medical Affairs at Pfizer, Inc. where she directed programs through all stages of clinical development and regulatory submissions. Dr. Farfel is the author of over 50 scientific articles in the areas of neuropsychopharmacology and drug effects, and holds a Ph.D. in neuropsychopharmacology from the University of Chicago, where she received the Ginsburg Prize for Dissertation Excellence, and a Bachelor’s degree in Biochemistry from the University of Virginia.

On July 1, 2015, Dr. Farfel was granted options to purchase 56,250 shares of common stock of Zogenix (which number reflects the reverse stock split effected by Zogenix on July 1, 2015) pursuant to Zogenix’s equity plan. The options have a ten-year term and an exercise price equal to $13.96, the fair market value of Zogenix common stock on the date of grant. The options vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments over the three years thereafter.

In connection with her appointment, the Company and Dr. Farfel entered into an employment agreement (the “Farfel Employment Agreement”), effective as of June 29, 2015.

Under the Farfel Employment Agreement, Dr. Farfel’s initial annual base salary will be $350,000, which amount will be subject to increase each year at the discretion of the board of directors of the Company (the “Board”) or an authorized committee thereof. Commencing in 2015, Dr. Farfel will also be eligible to participate in an annual incentive program established by the Board. Dr. Farfel’s target annual incentive compensation under such incentive program will be 45% of her then-applicable annual base salary, which annual bonus will be prorated for 2015. The annual bonus payable will be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board. Dr. Farfel will also receive a one-time signing bonus of $50,000, subject to a right of repayment should she leave the Company prior to June 29, 2016. Dr. Farfel is also entitled to reimbursement for legal expenses of up to $5,000 in connection with the negotiation of her employment agreement.

Pursuant to the Farfel Employment Agreement, if the Company terminates Dr. Farfel’s employment without “cause” or if Dr. Farfel resigns for “good reason” (each as defined in the Farfel Employment Agreement) or Dr. Farfel’s employment is terminated as a result of her death or following her permanent disability, Dr. Farfel or her estate, as applicable, is entitled to the following payments and benefits: (1) her fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award or agreement, health benefits plan or other group benefit plan to which he may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of her base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had Dr. Farfel remained continuously employed by the Company during such period.

If Dr. Farfel is terminated without cause or resigns for good reason during the period commencing 60 days prior to a “change in control” (as defined in the Farfel Employment Agreement) or 12 months following a change in control, Dr. Farfel shall be entitled to receive a lump sum cash payment in an amount equal to her “annual bonus” (as defined in the Farfel Employment Agreement) for the year in which the termination of employment occurs. In addition, in the event of a change in control, the vesting and exercisability of 50% of Dr. Farfel’s outstanding unvested stock awards shall be automatically accelerated and, in the event Dr. Farfel is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, the vesting and exercisability of 100% of Dr. Farfel’s outstanding unvested stock awards shall be automatically accelerated.

The Farfel Employment Agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

Appointment of Thierry Darcis as Executive Vice President and General Manager, Europe of Brabant Pharma, Ltd., a subsidiary of Zogenix, Inc.

On July 6, 2015, the Company announced the appointment of Thierry Darcis as Executive Vice President and General Manager, Europe of Brabant Pharma Ltd. (“Brabant”), a wholly-owned subsidiary of the Company, effective June 29, 2015.

Dr. Darcis served as the Vice President and General Manager of the EMEA Region for NPS Pharmaceuticals, Inc. from March 2014 to March 2015. He was the Vice President and General Manager of ViroPharma Europe for ViroPharma Inc. from June 2007 to February 2014, in which role he served as the director of several ViroPharma subsidiaries. Previously, Dr. Darcis was the Vice President, Global Marketing Head and a member of the executive team at Novartis Vaccines. Prior to joining Novartis Vaccines, Dr. Darcis spent over five years with GlaxoSmithKline Biologicals in Belgium, and also worked at UCB Pharma and as a physician in Cape Town and Pretoria, South Africa. Dr. Darcis received his M.D. from the Catholic University of Leuven, Belgium, his M.B.A. from the University of Stellenbosch, South Africa, and his B.S. in marketing and advertising from the Solvay Business School in Brussels.

On July 1, 2015, Dr. Darcis was granted options to purchase 50,000 shares of common stock of Zogenix (which number reflects the reverse stock split effected by Zogenix on July 1, 2015) pursuant to Zogenix’s equity plan. The options have a ten-year term and an exercise price equal to $13.96, the fair market value of Zogenix common stock on the date of grant. The options vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments over the three years thereafter.

In connection with his appointment, Brabant and Dr. Darcis entered into an employment agreement (the “Darcis Employment Agreement”), effective as of June 29, 2015. Under the Darcis Employment Agreement, Dr. Darcis’ initial annual base salary will be £230,000, which amount will be subject to increase each year at the discretion of the board of directors of Brabant or an authorized committee thereof. Commencing in 2015, Dr. Darcis will also be eligible to participate in an annual incentive program established by the board of directors of Brabant. Dr. Darcis’ target annual incentive compensation under such incentive program will be 45% of his then-applicable annual base salary (which bonus will be prorated for 2015). The annual bonus payable will be based on the achievement of individual and company performance goals to be determined in good faith by the board of directors of Brabant. In addition to his base salary and annual bonus, for so long as we do not maintain any company-paid health or pension scheme in the United Kingdom, as more fully described in the employment agreement, and Dr. Darcis resides in the United Kingdom, we will pay Dr. Darcis a monthly stipend to purchase individually-obtained insurance and pension benefits.

Pursuant to the Darcis Employment Agreement, either Brabant or Dr. Darcis may terminate Dr. Darcis’ employment with Brabant at any time with no less than 30 days’ prior written notice, or such longer period of notice as is required by law, and Brabant may terminate Dr. Darcis’ employment immediately upon notice if such termination is for cause or if Brabant pays Dr. Darcis, in lieu of notice, an amount equal to the base salary that he would otherwise have received during the notice period. In addition, if Brabant terminates Dr. Darcis’ employment without “cause” or if Dr. Darcis resigns for “good reason” (each as defined in the Darcis Employment Agreement) or if Dr. Darcis’ employment is terminated as a result of his death or following his permanent disability, Dr. Darcis or his estate, as applicable, Dr. Darcis is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled; (2) a lump sum cash payment in an amount equal to his monthly base salary as in effect immediately prior to the date of termination for the 12-month period following the date of termination; (3) continuation of health benefits for a period of 12 months following the date of termination (or, if Brabant does not maintain any health schemes at the time of his termination, an amount equal to the monthly plan premium payments for Dr. Darcis’ health plans in equal monthly payments for a period of 12 months following the date of termination); and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had Dr. Darcis remained continuously employed by the Company during such period.

If Dr. Darcis is terminated without cause or resigns for good reason during the period commencing 60 days prior to a “change in control” (as defined in the Darcis Employment Agreement) or 12 months following a change in control, Dr. Darcis shall be entitled to receive a lump sum cash payment in an amount equal to his “annual bonus” (as defined in the Darcis Employment Agreement) for the year in which the termination of employment occurs. In addition, in the event of a change in control, the vesting and exercisability of 50% of Dr. Darcis’ outstanding unvested stock awards shall be automatically accelerated and, in the event Dr. Darcis is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, the vesting and exercisability of 100% of Dr. Darcis’ outstanding unvested stock awards shall be automatically accelerated.

The Darcis Employment Agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

***

The foregoing descriptions of the Farfel Employment Agreement and Darcis Employment Agreement do not purport to be complete and are qualified in their entirety by the Farfel Employment Agreement and Darcis Employment Agreement, copies of which the Company intends to file with its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: July 6, 2015	By:	/s/ Ann D. Rhoads
	Name:	Ann D. Rhoads
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary